Exhibit 4.27

SUPPLEMENTARY AGREEMENT

TO THE ONLINE GAME LICENSE AGREEMENT

Date of Signing: December 23, 2009

Party A: Hangzhou Snow Wolf Software Co., Ltd.

Party B: Shanghai Giant Network Technology Co., Ltd.

WHEREAS, Licensor and Licensee entered into The Online Game License Agreement on August 13, 2009 (the “Original Agreement”).

NOW, after negotiations, the Parties wish to amend certain term of the Original Agreement.

1.	In the Original Agreement, “The computing formula of the Royalty Fee shall be as follows: the Gross Consumption of Game Points*85% (deducting discounts on game point cards, channel costs)*94.5% (deducting business tax) *24% (royalty percentage).”, shall be changed into “The computing formula of the Royalty Fee shall be as follows: the Gross Consumption of Game Points*88% (deducting discounts on game point cards, channel costs)*94.5% (deducting business tax) *24% (royalty percentage).”

2.	Due to the change of the game operation condition, the Parties may still change the above computing formula of the Royalty Fee with supplementary agreement in the future.

3.	In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement.

4.	This Supplementary Agreement is made in two counterparts and shall become effective after signed by both Parties.

Party A (Seal): Hangzhou Snow Wolf Software Co., Ltd.	Party B (Seal): Shanghai Giant Network Technology Co., Ltd.

By: QIN, Yu